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14100 N.W. 60th Avenue
Miami, Florida  33014

FOR IMMEDIATE RELEASE


             FFI FRAGRANCES TO ACQUIRE ELIZABETH ARDEN AND
         ELIZABETH TAYLOR COSMETICS AND FRAGRANCES BUSINESSES
                             FROM UNILEVER
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     MIAMI, FLORIDA (October 31, 2000) -- FFI Fragrances (NASDAQ NM:
FRAG), a leading manufacturer and marketer of prestige fragrances and related cosmetics and skincare products, announced today that it has entered into a definitive agreement to acquire the Elizabeth Arden and Elizabeth Taylor cosmetics and fragrances businesses from the Unilever Group (NYSE: UN).

     The leading brands to be acquired by FFI include the fragrance brands Red Door, 5th Avenue, Green Tea, Splendor, Sunflowers and White Shoulders; the skincare brands Ceramides, Millenium and Visible Difference; and the Elizabeth Arden cosmetics line. In addition, FFI will acquire the license to Elizabeth Taylor's White Diamonds, one of the top-selling fragrance brands in the United States, and the Passion fragrance brand.

     The transaction is consistent with FFI's strategy of expanding its portfolio of owned prestige fragrances, cosmetics and skincare brands and is a natural evolution of FFI's role as the primary U.S. distributor of the Elizabeth Arden and Elizabeth Taylor brands. To ensure the seamless transition of ownership, FFI and Unilever will enter into agreements related to product distribution, manufacturing and information technology.

     The purchase price will consist of approximately $190 million in cash and $50 million aggregate face amount of a new series of FFI convertible preferred stock.

     The combined company had pro forma sales of over $800 million for the last twelve months and will rank as one of the largest prestige beauty companies in the U.S., employing approximately 2,300 employees in 12 countries and selling its products in over 90 countries worldwide.

     The transaction is expected to close by the end of the year.
Following the completion of the transaction, the Company expects to change its name to Elizabeth Arden and its stock symbol on the Nasdaq National Market to "RDEN".

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E. Scott Beattie, Chairman, President and Chief Executive Officer of
FFI Fragrances commented, "This transaction is an important milestone for FFI that will strengthen our portfolio of brands and solidify our position as one of the leading prestige beauty companies in the world. Elizabeth Arden is one of the most prestigious and recognized names in the cosmetics and fragrances businesses, with a loyal customer base. Just as important, Arden's brands are an excellent complement to our existing brand portfolio. We see a substantial opportunity to grow these brands by launching new products and leveraging our sales and marketing expertise, as well as our strong retailer relationships. In addition, Arden significantly enhances our presence internationally, where we see opportunities to broaden the distribution of our existing portfolio of owned brands such as Halston, Geoffrey Beene and Paul Sebastian."

Mr. Beattie continued, "There are also a number of important financial benefits. The acquisition will nearly double our sales, increase our penetration of higher-margin businesses and position us to significantly enhance our profitability. For next year, we expect that our highest-margin business owned and licensed brands will represent more than 70% of total sales, compared to approximately 45% today. As a result, we anticipate that the acquisition will be accretive to earnings per share during our next fiscal year."

Mark Landry, Senior Vice President, Finance and Information
Technology, Unilever Home & Personal Care, said, "We look forward to the long-term growth and development of these brands. FFI is an ideal partner that knows these brands, understands the fragrance and cosmetics markets and has strong relationships with retailers."

FFI's current management team includes three executives who have senior management experience at Elizabeth Arden. Management of the combined company will have an average of over 20 years of business experience, with much of that in the beauty industry.

Donaldson, Lufkin & Jenrette Securities Corporation acted as financial advisor to FFI and FFI has received financing commitments from affiliates of Donaldson, Lufkin & Jenrette and Fleet National Bank and its affiliates.

The transaction has been approved by the Boards of Directors of both companies and is subject to customary closing conditions, including Hart-Scott-Rodino clearance. Neither party's shareholders are required to approve the transaction. FFI Fragrances intends, however, to convene a special shareholders meeting to, among other things, approve certain equity issuances upon conversion of the convertible preferred stock to be issued as part of the purchase price. The Board of Directors of FFI Fragrances has fixed the close of business on November 1, 2000 as the record date for shareholders entitled to vote at the special meeting, which is expected to be held in December 2000. Holders of a majority of the outstanding common stock of FFI Fragrances have agreed to vote in favor of such equity issuances.

FFI Fragrances is a rapidly growing manufacturer and marketer of prestige fragrances and related skin treatment and cosmetics products in the approximately $40 billion U.S. cosmetics and toiletries industry. Through its e-commerce business-to-business platform, FFI Fragrances sells its products to more than 35,000 retail locations, including department stores, mass merchants, drug stores and independent fragrance, cosmetics and specialty stores.


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"Safe Harbor" Statement under the Private Securities Litigation Reform
Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including: the failure of the parties to satisfy closing conditions; delays related to the acquisition; the ability to obtain the financing necessary to effect the acquisition; the ability to obtain necessary regulatory clearances for the acquisition; costs related to the acquisition; the Company's ability to successfully and cost-effectively integrate the acquired business and other acquired companies and new brands into the Company; the Company's ability to retain current Elizabeth Arden employees; the Company's ability to launch new products and implement its growth strategy; risks of international operations; the substantial indebtedness of the Company, including the indebtedness incurred in connection with the acquisition; supply constraints or difficulties; the impact of competitive products and pricing; changes in the retail industry; the effect of business and economic conditions; and other risks and uncertainties. More detailed information about these factors is included from time to time in reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date hereof. The Company assumes no responsibility to update or revise forward-looking statements contained herein to reflect events or circumstances following the date hereof.


Company Contact:   Joel B. Ronkin
                   (305) 818-8151

Investor Contact:  Stacey Bibi/Shannon Froehlich/Natasha Boyden
                   Morgen-Walke Associates
                   (212) 850-5600

Press Contact:     Michael McMullan/Eileen King
                   Morgen-Walke Associates
                   (212) 850-5600


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